Exhibit 99

Press Release

April 28, 2011

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. REPORTS FIRST QUARTER 2011 RESULTS AND QUARTERLY DIVIDEND

West Des Moines, IA - West Bancorporation, Inc. (NASDAQ: WTBA), parent company of West Bank, today reported a 42.9 percent increase in 2011 first quarter net income available to common shareholders over first quarter 2010. First quarter 2011 net income available to common shareholders was $3.96 million ($0.23 per share) compared to $2.77 million ($0.16 per share) in first quarter 2010. First quarter 2011 results included a $637,000 gain on bank-owned life insurance due to the death a bank officer. This added $637,000 or approximately $0.04 per common share to earnings.

“West Bank has made great progress during the last year. I am very proud of our team,” stated President and Chief Executive Officer Dave Nelson. “Our return on average equity, return on average assets, and net interest margin are all up substantially. Our first quarter 2011 provision for loan losses is 75 percent lower than in first quarter 2010. This is very good news.” First quarter 2011 return on average equity was 12.48 percent up from 10.04 percent in first quarter 2010. Return on average assets increased to 1.39 percent from 0.83 percent during first quarter 2010. Net interest margin increased to 3.62 percent from 2.84 percent. The provision for loan losses fell to $0.5 million from $2 million. Nonperforming assets have fallen 55 percent from a year ago. The allowance for loan losses stands at 2.11 percent of total loans outstanding.

On April 27, 2011, the Company's Board of Directors declared a quarterly common stock dividend of $0.05 per share. “We are very pleased to pay our shareholders for their confidence in West Bancorporation,” reported David Milligan, Chairman of the Board. “We currently intend to continue regular quarterly dividends.” The dividend is payable on May 31, 2011, to shareholders of record on May 9, 2011.

“Our strong performance should also allow us to finalize our TARP repayment plans in the near future,” said Nelson. “We believe the retained earnings of the Company are sufficient to repay TARP in full. However, we have applied for the Small Business Lending Fund and filed a shelf registration statement that would allow us to sell common and preferred stock in case we need to use one or both of these options.” Stockholders' equity increased 9.78 percent from March 31, 2010, to March 31, 2011. The Company will pay the United States Treasury $450,000 on May 15, 2011, as a quarterly preferred stock dividend.

Total loans outstanding as of March 31, 2011, were $831 million compared to $992 million a year ago and $889 million at December 31, 2010. “We are making new quality loans, but current loan demand is less than loan payoffs,” reported West Bank President Brad Winterbottom. “Our customers continue to deleverage. Our expanding marketing and customer retention efforts are, however, being very well received in our core markets. We expect our loan portfolio will grow during 2011 as the economy continues to improve and we attract new customers.”

West Bank's deposits totaled $950 million at March 31, 2011, down from $972 million at year end 2010. “Certificates of deposit are disfavored at current low interest rates,” reported Winterbottom. “The reduction in deposits from a year ago is also significantly related to the transfer of the SmartyPig® deposits that we accomplished in July 2010.”

West Bancorporation and West Bank have strong capital positions. West Bank's capital substantially exceeds all of the FDIC's well-capitalized standards. For example, West Bank's total regulatory capital is $167,051,000, which is $75,362,000 above the amount needed to be considered well-capitalized. West Bancorporation and West Bank also have better capital ratios than the average of their peer institutions. The following table shows West Bank's regulatory capital dollar amounts and ratios as of March 31, 2011, and the average capital ratios for all US bank holding companies and banks with total assets between one and three billion dollars as of December 31, 2010, which is the latest data available.

					Average of
			Requirements to Be		Peer
	Actual		Well-Capitalized		Group
(in thousands)	Amount	Ratio	Amount	Ratio	Ratio
As of March 31, 2011:
Total Capital (to Risk-Weighted Assets)
West Bancorporation	$184,042	19.3%	n/a	n/a	14.4%
West Bank	167,051	18.2%	$91,689	10.0%	14.0%

Tier I Capital (to Risk-Weighted Assets)
West Bancorporation	172,059	18.1%	n/a	n/a	12.8%
West Bank	155,515	17.0%	55,013	6.0%	12.7%

Tier I Capital (to Average Assets)
West Bancorporation	172,059	13.0%	n/a	n/a	9.0%
West Bank	155,515	11.9%	65,383	5.0%	8.9%

The Company filed its quarterly report on Form 10-Q with the Securities and Exchange Commission today. Please refer to that document for a more in-depth discussion of our results. This document is also available on the Investor Relations section of West Bank's website at www.westbankiowa.com.

The Company will discuss its first quarter 2011 results during a conference call scheduled for 2:00 p.m. Central Time, Friday, April 29, 2011. The telephone number for the conference call is 877-317-6789. A recording of the call will be available until May 16, 2011, at 877-344-7529, pass code: 447162.

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for consumers and small- to medium-sized businesses. West Bank has eight full-service offices in the Des Moines metropolitan area, two full-service offices in Iowa City, and one full-service office in Coralville.

Certain statements in this press release, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this press release. These forward-looking statements are generally identified by the words “believes,” “expects,” “intends,” “should,” “anticipates,” “projects,” “future,” “may,” “should,” “will,” “strategy,” “plan,” “opportunity,” “will be,” “will likely result,” “will continue,” or similar references, or references to estimates, predictions, or future events.  Such forward-looking statements are based upon certain underlying assumptions, risks, and uncertainties.  Because of the possibility that the underlying assumptions are incorrect or do not materialize as expected in the future, actual results could differ materially from these forward-looking statements.  Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company's loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local and national economic conditions; changes in regulatory requirements, limitations, and costs; changes in the Treasury's Capital Purchase Program; changes in customers' acceptance of the Company's products and services; and any other risks described in the “Risk Factors” sections of reports made by the Company to the Securities and Exchange Commission. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current or future events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands, except per share data)

CONSOLIDATED STATEMENTS OF CONDITION	March 31, 2011	March 31, 2010
Assets
Cash and due from banks	$28,664	$26,786
Short-term investments	105,466	269,625
Securities	272,295	330,851
Loans held for sale	1,041	1,381
Loans	830,578	992,101
Allowance for loan losses	(17,510)	(20,273)
Loans, net	813,068	971,828
Bank-owned life insurance	25,616	25,618
Other real estate owned	16,149	26,974
Other assets	29,288	38,262
Total assets	$1,291,587	$1,691,325

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$236,172	$220,019
Interest-bearing:
Demand	146,420	162,790
Savings	316,113	576,090
Time of $100,000 or more	150,918	275,298
Other Time	100,451	121,757
Total deposits	950,074	1,355,954
Short-term borrowings	58,474	66,466
Long-term borrowings	125,619	125,619
Other liabilities	7,051	6,312
Stockholders' equity	150,369	136,974
Total liabilities and stockholders' equity	$1,291,587	$1,691,325

	PER COMMON SHARE		MARKET INFORMATION (1)
	Net Income	Dividends	High	Low
2011
1st quarter	$0.23	$—	$8.00	$6.75

2010
1st quarter	$0.16	$—	$6.64	$4.80
2nd quarter	0.12	—	9.04	6.32
3rd quarter	0.19	—	7.28	5.51
4th quarter	0.17	0.05	8.19	6.13

(1) The prices shown are the high and low sale prices for the Company's common stock, which trades on the Nasdaq Global Select Market, under the symbol WTBA. The market quotations, reported by Nasdaq, do not include retail markup, markdown, or commissions.

	Three months ended March 31,
PERFORMANCE HIGHLIGHTS	2011	2010
Return on average equity	12.48%	10.04%
Return on average assets	1.39%	0.83%
Net interest margin	3.62%	2.84%
Efficiency ratio	47.50%	46.05%

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (continued) (unaudited)
(in thousands, except per share data)
	Three months ended March 31,
CONSOLIDATED STATEMENTS OF OPERATIONS	2011	2010
Interest income
Loans	$11,793	$13,706
Securities	1,718	1,976
Other	61	147
Total interest income	13,572	15,829
Interest expense
Deposits	1,865	4,040
Short-term borrowings	46	56
Long-term borrowings	1,184	1,599
Total interest expense	3,095	5,695
Net interest income	10,477	10,134
Provision for loan losses	500	2,000
Net interest income after provision for loan losses	9,977	8,134
Noninterest income
Service charges on deposit accounts	750	838
Debit card usage fees	347	308
Service fee from SmartyPig, LLC	—	267
Trust services	219	208
Gains and fees on sales of residential mortgages	184	187
Increase in cash value of bank-owned life insurance	221	218
Gain from bank-owned life insurance	637	—
Other income	313	246
Total noninterest income	2,671	2,272
Investment securities gains (losses), net
Total other than temporary impairment losses	—	—
Portion of loss recognized in other comprehensive income (loss) before taxes	—	—
Net impairment losses recognized in earnings	—	—
Realized securities gains, net	—	46
Investment securities gains (losses), net	—	46
Noninterest expense
Salaries and employee benefits	3,055	2,592
Occupancy	816	801
Data processing	451	433
FDIC insurance expense	549	562
Other real estate owned expense	187	110
Professional fees	222	248
Miscellaneous losses	24	67
Other expense	1,172	1,183
Total noninterest expense	6,476	5,996
Income before income taxes	6,172	4,456
Income taxes	1,642	1,117
Net income	4,530	3,339
Preferred stock dividends and accretion of discount	(571)	(569)
Net income available to common stockholders	$3,959	$2,770